EXHIBIT D-6(1)

                                 95 FERC 61,202
                      FEDERAL ENERGY REGULATORY COMMISSION
                             WASHINGTON, D.C.  20426

                                  May 16, 2001

                                                        Docket No. ER01-1654-000

Dewey  Ballantine  LLP
Attn:  Earle  H.  O'Donnell,  Esq.
Attorney for Nine Mile Point Nuclear Station, LLC
1775  Pennsylvania  Avenue,  N.W.
Washington,  D.C.  20006-4605

Dear  Mr.  O'Donnell:

     On March 30, 2001, you submitted for filing with the Commission, on behalf of Nine Mile Point Nuclear Station, LLC (Nine Mile LLC), a proposed tariff under which Nine Mile LLC will engage in the sale of wholesale electric capacity, energy, and certain ancillary services at market-based rates, and a proposed service agreement. You submit that while Nine Mile LLC does not currently own or operate any facilities for the sale of power or for the transmission of electricity, it will acquire 100 percent of one nuclear unit and an 82 percent undivided interest in another upon consummation of a pending transaction. You further submit that Nine Mile LLC is affiliated with Baltimore Gas and Electric Company (BG&E), but request waiver of the code of conduct requirement and the prohibition on sales to affiliates with franchised service territories. (1) You seek approval to reassign transmission capacity, and resell firm transmission rights. You also seek certain waivers and blanket authorizations afforded to other similarly situated entities. You request an effective date concurrent with the approval of your related section 203 application but no later than May 29, 2001.

____________________

     1 Nine Mile LLC is a newly-formed direct, wholly-owned subsidiary of Constellation Nuclear Power Plants, Inc. (CNPP Inc.), and an indirect, wholly-owned subsidiary of Constellation Nuclear, LLC (Nuclear LLC). Nuclear LLC is a direct, wholly-owned subsidiary of Constellation Energy Group, Inc.
(Constellation Energy), an exempt public-utility holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Nuclear LLC is currently a direct, wholly-owned subsidiary of Constellation Energy and owns Calvert Cliffs Nuclear Power Plant, Inc. (CCNPP). Nuclear LLC is also the direct parent of CNPP Inc. and is the indirect parent of Nine Mile LLC. BG&E is a wholly-owned subsidiary Constellation Energy.

Docket No. ER01-1654-000              -2-

     Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. Sec. 358.214 (2000), an entity's filing of a notice of intervention or a timely unopposed motion to intervene in a proceeding makes it a party to that proceeding. None was filed.

     As noted above, Nine Mile LLC seeks authorization to make capacity and energy sales at market-based rates. Nine Mile LLC's submittal complies with the Commission's requirements for market-based rates and is conditionally accepted for filing as discussed below.

     Nine Mile LLC also requests authority to engage in the sale of certain ancillary services (listed in its tariff) at market-based rates into the markets administered by the PJM Interconnection, LLC, ISO New England, and the New York Independent System Operator. Consistent with Commission precedent, we will grant this request. (2) In addition, Nine Mile LLC requests authority to engage in sales of ancillary services at market-based rates consistent with the requirements regarding optional third-party ancillary services set forth in, and subject to the conditions set forth in, Avista Corporation, 87 FERC 61,223
                                          -------------------
(1999),  order on reh'g, 89 FERC   61,136 (1999).  As Nine Mile LLC's request is
         --------------
consistent with Avista, and Nine Mile LLC has agreed to the conditions set forth
                ------
in  Avista,  the  Commission  will  grant  its  request.
    ------

     Nine Mile LLC also asks for waivers and blanket authorizations typically granted to other similarly-situated entities. The waivers and blanket authorizations requested by Nine Mile LLC are granted to the extent specified in Appendix A. In addition, Nine Mile LLC must comply with the reporting requirements and other requirements specified in Appendix A to this order.

     As noted above, Nine Mile LLC seeks authorization to engage in wholesale sales of electric power at market-based rates with affiliates and requests waiver of the requirement to file a code of conduct. In Ameren Vermont, LLC, et
                                                         -------------------  --
al., (3) the  Commission  canceled  the  code  of  conduct  requirement for BG&E
---
because it found that the combination of a rate freeze and the Maryland retail customer choice program, and the lack of wholesale requirements customers, provided adequate safeguards against affiliate abuse. Nine Mile LLC has no captive customers. Accordingly, the Commission will

__________________________

     2 See PJM Interconnection, L.L.C., 91 FERC 61,021 (2000); New England Power
       ---
Pool,  85  FERC  61,379  (1998); Atlantic City Electric Company, et al., 86 FERC
                                                                 -- --
61,248  (1999),  and  Central Hudson Gas & Electric Corporation, et al., 86 FERC
                                                                 -- --
61,062  (1999).

     3  90  FERC  61,307 (2000), order denying reh'g, 91 FERC 61,270 (2000).
                                 -------------------

Docket No. ER01-1654-000              -3-

grant the request to sell to BG&E, its affiliated franchised utility, and to waive the code of conduct requirement. However, Nine Mile LLC must notify the Commission should Nine Mile LLC or its affiliates obtain captive customers in the future, and the Commission reserves the right to impose a code of conduct requirement. In any event, the Commission's action here does not constitute a waiver of the separate standards of conduct requirements contained in 18 C.F.R.
Part 37 (2000), nor does it constitute a waiver of the Federal Power Act requirement that all rates be just and reasonable and not unduly discriminatory or preferential.

     Should Nine Mile LLC or any of its affiliates deny, delay, or require unreasonable terms, conditions, or rates for natural gas services to a potential electric competitor in bulk power markets, then that electric competitor may file a complaint with the Commission that could result in Nine Mile LLC's or its affiliate's authority to sell power at market-based rates being suspended. (4)

     Nine Mile LLC seeks Commission authorization to reassign transmission capacity. The Commission finds its request to be consistent with the Commission's requirements.(5) Nine Mile LLC also seeks Commission authorization to resell firm transmission rights and "other comparable products that it has acquired" at a price not to exceed any applicable caps imposed by the Commission in its orders authorizing the issuance of such FTRs. Nine Mile LLC's request to resell firm transmission rights is consistent with Commission requirements. However, Nine Mile LLC's request to resell "other comparable products that it has acquired" is not defined and Nine Mile LLC has not supported its request. We will accept Nine Mile LLC's request to resell firm transmission rights. However, we will direct Nine Mile LLC, within 30 days of the date of this order, to revise its tariff to omit "other comparable products that it has acquired" from its request for resell firm transmission rights or define this statement to the Commission's satisfaction.

____________________

     4 See Louisville Gas and Electric Company, 62 FERC 61,016 at 61,148 (1993).
       ---
     5  See  Enron  Power Marketing, Inc., 81 FERC 61,277 (1997); Select Energy,
       ---
Inc.  85 FERC   61,290  (1998).

Docket No. ER01-1654-000              -4-

     Nine Mile LLC's tariff is conditionally accepted for filing, to become effective on the date of issuance of this order. Waiver of the prior notice requirement is granted. Nine Mile LLC is hereby informed of the rate schedule designations.

     By  direction  of  the  Commission.



                                      Linwood  A.  Watson,  Jr.,
                                          Acting  Secretary.

                                                                     Page 1 of 3
                                   APPENDIX A
                                   ----------

     (1) If requested, waiver of Parts 41, 101, and 141 of the Commission's regulations, with the exception of 18 C.F.R. Sec. 141.14, .15 (2000), is granted. Licensees remain obligated to file the Form No. 80 and the Annual Conveyance Report.

     (2) Within 30 days of the date of this order, any person desiring to be heard or to protest the Commission's blanket approval of issuances of securities or assumptions of liabilities by those applicants who have sought such approval should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. Sec. 385.211 and 385.214.

     (3)  Absent  a request to be heard within the period set forth in Paragraph
(2) above, if the applicants have requested such authorization, the applicants are hereby authorized to issue securities and assume obligations or liabilities as guarantor, indorser, surety, or otherwise in respect of any security of another person; provided that such issue or assumption is for some lawful object within the corporate purposes of the applicants, compatible with the public interest, and reasonably necessary or appropriate for such purposes.

     (4) If requested, until further order of this Commission, the full requirements of Part 45 of the Commission's regulations, except as noted below, are hereby waived with respect to any person now holding or who may hold an otherwise proscribed interlocking directorate involving the applicants. Any such person instead shall file a sworn application providing the following information:

     (a)  full  name  and  business  address;  and

     (b) all jurisdictional interlocks, identifying the affected companies and the positions held by that person.


     (5) The Commission reserves the right to modify this order to require a further showing that neither the public nor private interests will be adversely affected by continued Commission approval of the applicant's issuances of securities or assumptions of liabilities, or by the continued holding of any affected interlocks.

     (6) If requested, waiver of the provisions of Subparts B and C of Part 35 of the Commission's regulations, with the exception of Sections 35.12(a), 35.13(b), 35.15 and 35.16, is granted for transactions under the rate schedules at issue here.

     (7) (a) Applicants who own generating facilities may file umbrella service agreements for short-term power sales (one year or less) within 30 days of the date of commencement of short-term service, to be followed by quarterly transaction summaries of specific sales (including risk management transactions if they result in actual delivery of electricity). For long-term transactions (longer than one year), applicants must submit the actual individual service agreement for each transaction within 30 days of the date of commencement of service.(6) To ensure the clear identification of filings, and in order to facilitate the orderly maintenance of the Commission's files and public access to documents, long-term transaction service agreements should not be filed together with short-term transaction summaries. For applicants who own, control or operate facilities used for the transmission of electric energy in interstate commerce, prices for generation, transmission and ancillary services must be stated separately in the quarterly reports and long-term service agreements.

     (b) Applicants who do not own generating facilities must file quarterly reports detailing the purchase and sale transactions undertaken in the prior quarter (including risk management transactions if they result in actual delivery of electricity). Applicants who are power marketers should include in their quarterly reports only those risk management transactions that result in the actual delivery of electricity.

     (8) The first quarterly report filed by an applicant in response to Paragraph (7) above will be due within 30 days of the end of the quarter in which the rate schedule is made effective.

     (9) Each applicant must file an updated market analysis within three years of the date of this order, and every three years thereafter. The Commission reserves the right to require such an analysis at any time. The applicants must also inform the Commission promptly of any change in status that would reflect a departure from the characteristics the Commission has relied upon in approving market-based pricing. These include, but

______________________

     6 On May 27, 1999, the Commission issued an order in which it modified the reporting requirements for long-term transactions applicable to public utilities without ownership or control over generation or transmission facilities that are authorized to sell power at market-based rates (power marketers). Southern Company Services, et al., 87 FERC 61,214 (1999), reh'g pending (Southern).
                    --  --                             -------------  --------
Specifically, with respect to any long-term transaction agreed to by a power marketer after 30 days from the date of issuance of a final order in the
Southern  case,  the  power  marketer  must  file  a  service agreement with the
--------
Commission within 30 days after service commences, rather than reporting transactions thereunder in its quarterly transaction summaries.

are not limited to: (a) ownership of generation or transmission supplies Nine Mile LLC; or (b) affiliation with any entity not disclosed in the applicant's filing that owns generation or transmission facilities or inputs to electric power production, or affiliation with any entity that has a franchised service area. Alternatively, the applicants may elect to report such changes in conjunction with the updated market analysis required above. Each applicant must notify the Commission of which option it elects in the first quarterly report filed pursuant to Paragraph (8) above.

                                   APPENDIX B
                                   ----------


                      Nine Mile Point Nuclear Station, LLC

                            Docket No. ER01-1654-000

                           Rate Schedule Designations
                           --------------------------

                          Effective Date: May 16, 2001


FERC Electric Tariff, Original Volume No. 1

     Original Sheet Nos. 1 - 5

                                                                  EXHIBIT D-6(2)

                                  96 FERC 61, 027


                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

Before  Commissioners:  Curt  Hebert,  Jr.,  Chairman;
                        William  L.  Massey,  Linda  Breathitt,
                        Pat Wood, III and Nora Mead Brownell.

Niagara  Mohawk  Power  Corporation                   Docket  No.  ER01-1986-000

Nine Mile Point Nuclear Station, LLC                  Docket  No.  ER01-1987-000


                                ORDER ACCEPTING
                  EXECUTED GENERATOR INTERCONNECTION AGREEMENT,
                 UNEXECUTED GENERATOR INTERCONNECTION AGREEMENT,
                  UNEXECUTED TRANSMISSION OWNERS AGREEMENT, AND
           UNEXECUTED INTERCONNECTION FACILITIES OPERATING AGREEMENT,
                              AND GRANTING WAIVERS

                              (Issued July 6, 2001)

     On May 7,2001, Niagara Mohawk Power Corporation (Niagara Mohawk), in Docket No. ER01-1986-000, and Nine Mile Point Nuclear Station, LLC (Nine Mile LLC), in Docket No. ER01-l987-000, filed applications concerning the interconnection of two nuclear generating stations, the Nine Mile Point Unit No. 1 (NMP-l) and the Nine Mile Point Unit No. 2 (NMP-2), located in Scriba, Oswego County, New York. Niagara Mohawk and Nine Mile LLC request waiver of the prior notice requirements of section 35.3 of the Commission's regulations, 18 C.F.R Sec. 35.3 (2000), to permit the agreements to become effective on the closing date.(1) In this order, we accept for filing the agreements submitted by Niagara Mohawk and Nine Mile LLC, and grant waiver of the Commission's 60-day prior notice requirements to the extent necessary to permit the agreements to become effective on the closing date.

---------------
     (1)  The anticipated closing date is July 1, 2001.

Docket  Nos. ER01-1986-000            -2-
        and  ER01-1987-000

Background
----------

     A letter order issued pursuant to delegated authority on May 24, 2001, in Docket No. ECO1-75-000,(2) authorized: the transfer to Nine Mile LLC of Niagara Mohawk's 100 percent interest in NMP-1; the transfer to Nine Mile LLC of Niagara Mohawk's 41 percent interest, New York State Electric & Gas Corporation's (NYSEG) 18 percent interest, Rochester Gas and Electric Corporation's (Rochester G&E) 14 percent interest, and Central Hudson Gas and Electric Corporation's (Central Hudson) 9 percent interest in NMP-2; the transfer to Niagara Mohawk of Rochester G&E's and Central Hudson's respective interests in the transmission and interconnection facilities that directly interconnect NMP-2 with Niagara Mohawk's transmission system; and Niagara Mohawk's acquisition of Long Island Lighting Company d/b/a LIPA's (LIPA) interest in the same NMP-2 transmission and interconnection facilities. Currently, operation and maintenance of the NMP-2 interconnection facilities at NMP-2 are governed by a January 1, 1993 operating agreement (1993 OA).

Notice  of  Filing, Interventions  and  Protests,  and  Responses
-----------------------------------------------------------------

     Notices of Niagara Mohawk's filing in Docket No. ER01-1986-000 and Nine Mile LLC's filing in Docket No. ER01-1987-000 were published in the Federal Register, 66 Fed. Reg. 27,498 (2001), with comments, protests, and motions to intervene due on or before May 29, 2001. Nine Mile LLC and Rochester G&E filed motions to intervene in Docket No. ER01-1986-000; LIPA filed motions to intervene in both proceedings; and NYSEG filed motions to intervene and protests in both proceedings. Niagara Mohawk and Nine Mile LLC each moved for leave to file an answer to NYSEG's protest in their own proceeding. LIPA moved for leave to file an answer to NYSEG's protest in both proceedings.

Discussion
----------

     A.   Procedural  Matters
     ------------------------

     Pursuant  to  Rule  214  of  the  Commission's  Rules  of  Practice  and
Procedure,(3) the timely unopposed motions to intervene of Nine Mile LLC, Rochester G&E, LIPA and NYSEG serve to make them parties to the proceedings in which they moved to intervene.

---------------
     (2)  Niagara  Mohawk  Power Corporation, 95 FERC 62,165 (2001).

     (3)  18  C.F.R. Sec. 385.214 (2000).

Docket  Nos. ER01-1986-000            -3-
        and  ER01-1987-000

     We find good cause to accept the answers of Niagara Mohawk, Nine Mile LLC, and LIPA, notwithstanding the general prohibition on the filing of answers to a protest.(4) These answers have assisted us in our understanding and resolution of the issues raised.

     B.   Docket  No.  ER01-1986-000
     -------------------------------

     In  Docket  No.  ER01-1986-000,  Niagara  Mohawk  filed  three  agreements:

     (1) An executed interconnection agreement (IA-1) under the Open Access Transmission Tariff (OATT) of the New York Independent System Operator, Inc. (NYISO), between itself and Constellation Nuclear, LLC (Constellation). This would govern NMP-l's interconnection after the station's anticipated transfer to Constellation, who would then transfer its right to purchase the station to Nine Mile LLC before the anticipated closing date of the sale transaction, July 1, 2001. Nine Mile LLC is the subsidiary Constellation has formed to own and operate the stations.

     (2) An unexecuted interconnection agreement (IA-2) under the NYISO's OATT, between Constellation and the station's present owners, Niagara Mohawk, NYSEG, LIPA, Rochester G&E, and Central Hudson. This would govern NMP-2's interconnection after transfer of all or part of the ownership interests in the station to Constellation, and then to Nine Mile LLC.

     (3) An unexecuted transmission owners agreement (TOA) between Niagara Mohawk, NYSEG, and LIPA. After partial or whole transfers of NMP-2 to Constellation and then to Nine Mile LLC, this agreement would govern operation and maintenance of interconnection facilities on the transmission side of the interconnection point between NMP-2 and Niagara Mohawk's transmission system.

          i.   Protest
          ------------

     NYSEG protests Commission acceptance of Niagara Mohawk's application only with respect to the unexecuted IA-2 and the TOA,(5) contending that the agreements are not just and reasonable because they are not the result of arm's length negotiations. NYSEG also contends that the proposed agreements violate the terms of the Asset Purchase Agreement (APA), which governs the sale of NMP-2 and related transmission


------------------
     (4)  See  18  C.F.R. Sec. 385.213(a)(2) (2000).
          ---

     (5)  NYSEG has no ownership interest in NMP-l and so does not protest IA-1.

Docket  Nos. ER01-1986-000            -4-
        and  ER01-1987-000

and interconnection facilities(6) NYSEG argues that the APA requires all sellers of interconnection service (i.e., Niagara Mohawk, NYSEG, and LIPA) to apply for
                             ----
acceptance of the agreements under section 205 of the Federal Power act (FPA). NYSEG avers that, by unilaterally submitting this filing, Niagara Mohawk has ignored the APA's additional requirements that the other parties be provided an opportunity to review the filing and provide comments, and that the filing party incorporate into the application any revisions reasonably request by other parties.(7)

     NYSEG also argues that Niagara Mohawk's unilateral filing violates section 35.12(a) of the Commission regulations, 18 C.F.R. Sec. 35.12(a) (2000). Under this regulation, the filing of a rate schedule must be accompanied by a showing that all requisite agreement has been obtained. Also, when two or more jurisdictional utilities are parties to the same rate schedule, each utility must post the rate schedule with the Commission or the rate schedule may be filed by one utility and the other parties may post and file a certificate of concurrence.

     NYSEG characterizes Niagara Mohawk's filing of the agreements as premature because LIPA and NYSEG have not yet received required regulatory approvals from governmental bodies of New York for these entities to sell their shares of the NMP-2 facilities or for the agreements themselves. NYSEG notes that developments in the New York proceedings have caused it to question whether to sell its interests in NMP-2. Therefore, NYSEG argues that IA-2 and the TOA should be rejected or at a minimum deferred for later consideration.

          ii.  Responses
          --------------

     Niagara Mohawk answers that, with the exception of adding LIPA as a party, IA-2 and the TOA are identical in all material respects to executed agreements submitted by NYSEG, a joint filer, as exhibits to the application in Docket No. ECO1-75-000. Niagara Mohawk argues that NYSEG has thereby endorsed the terms and conditions filed in this proceeding's agreements, and that Niagara Mohawk has not violated the APA. To



-----------------
     (6) The APA, submitted February 28,2001, as Exhibit I to the joint application in Docket No. ECO1-75-000 governs the obligations of the buyer and seller as to the purchase, sale and transfer of generating facilities.

     (7) NYSEG states that Niagara Mohawk provided it with a copy of the unilateral filing, but failed to incorporate or even consider its recommendations.

Docket  Nos. ER01-1986-000            -5-
        and  ER01-1987-000

further refute NYSEG's claim of APA violation, Niagara Mohawk cites to the APA's conditioning the closure of the NMP-2 sales transaction upon receipt of all necessary regulatory approvals, which the APA requires the parties to apply for as promptly as practicable. Niagara Mohawk continues that NYSEG's finding the timing of the filing inconvenient given the status of the related New York proceedings, NYSEG's nonconcurrence in making the filing, and NYSEG's uncertainty about closing the NMP-2 sales transaction, do not render the filed agreements unjust and unreasonable.

     Niagara Mohawk argues further that NYSEG's protest is baseless with regard to the claim that Niagara Mohawk violated the APA by failing to incorporate reasonable revisions requested by NYSEG, including a request to delay the filing. Because the APA defines the term "Party" to be the Sellers on one hand and the "Buyer" on the other, Niagara Mohawk states it only had the contractual obligation under the APA to permit Constellation, not co-seller NYSEG, to review the filing.

     LIPA, in its answer, observes that NYSEG's protests are centered on NYSEG's indecision as to selling its share of NMP-2 if the New York proceedings have an outcome that NYSEG considers unfavorable. LIPA states that it is proceeding with obtaining the necessary regulatory approvals to sell its share of NMP-2 and expects to sign the necessary documents once they have been reviewed. As in its motion to intervene, LIPA raises no protest to our acceptance of Niagara Mohawk's and Nine Mile LLC's applications.

     C.   Docket No. ER01-1987-000
     -----------------------------

     In Docket No. ER01-1987-000, Nine Mile LLC filed, under section 205 of the Federal Power Act (FPA), 16 U.S.C. Sec. 824d (1994), an unexecuted joint interconnection facilities operating agreement (IFOA) between itself and LIPA. After the partial or whole transfers of NMP-2, the IFOA would govern operation and maintenance of the interconnection facilities on the generation side of the interconnection between NMP-2 and Niagara Mohawk's transmission system. Nine Mile LLC requests that the Commission accept the IFOA for filing, effective as of the closing date of the NMP-2 generation sales transaction. Nine Mile LLC states that LIPA does not oppose the Commission's acceptance of the IFOA, which it is filing at this time to facilitate the regulatory approvals needed to close the NMP-2 transaction. Nine Mile LLC states that the parties expect to replace this IFOA with a comprehensive IFOA, which they are currently negotiating, and that this IFOA is intended only as an interim agreement.

Docket  Nos. ER01-1986-000            -6-
        and  ER01-1987-000

          i.   Protest
          ------------

     NYSEG states that it currently co-owns the interconnection facilities that are the subject of the IFOA, and that its co-ownership may continue. NYSEG protests acceptance of the IFOA as unjust and unreasonable, arguing that acceptance of the provisions contained in the IFOA will in effect supersede provisions contained in the currently-effective 1993 OA, to which NYSEG is a signatory. Should the Commission accept the IFOA, NYSEG argues it would be bound to the terms of an agreement that it had no part in negotiating. NYSEG also contends that the filing of the IFOA is premature for the same reasons that the agreements filed by Niagara Mohawk are premature (i.e., the uncertainty
                                                         ----
surrounding  the  regulatory  approvals  and  whether NYSEG  will consummate the sale); that the filing itself is deficient because it lacks LIPA's endorsement of the IFOA; and that the filing does not comply with section 35.12(a) of the Commission's regulations with respect to the requirement that Nine Mile LLC demonstrate that all requisite agreements to the IFOA have been obtained.

          ii.  Responses
          --------------

     Nine Mile LLC answers that NYSEG's argument misrepresents LIPA's position with respect to LIPA's consent to the IFOA's filing, and that LIPA has consented, as demonstrated in its intervention where it states that after the closing date, the IFOA will govern operation and maintenance of the generation side of the interconnection facilities. Nine Mile LLC states that it filed the IFOA in expectation that NYSEG would sell its interest in NMP-2, leaving only Nine Mile LLC and LIPA to be co-owners of the interconnection facilities. If NYSEG does not sell its interest in NMP-2, Nine Mile LLC continues, then the IFOA would not become effective because it does not include NYSEG as a party. Nine Mile LLC would then either re-file the existing operating agreement(8) or negotiate a new operating agreement with LIPA and file the new agreement under section  205  of  the  FPA.

     LIPA answers that the IFOA will govern LIPA's relationship with NMP-2 with respect to the relevant interconnection facilities until the parties execute a replacement operating agreement.


-----------------
     (8) Presumably,  the  January  1993  OA  referenced  by  NYSEG.

Docket  Nos. ER01-1986-000            -7-
        and  ER01-1987-000

     D.   Commission  Response
     -------------------------

     We will accept IA-1, IA-2, and the TOA filed by Niagara Mohawk, and the IFOA filed by Nine Mile LLC. The agreements appear to be just and reasonable, and have not be shown to be unjust, unreasonable, unduly discriminatory, or otherwise unlawful. They also are necessary to complete the objectives of the proposed transfers. We will make them effective as of the closing date of the sales transactions, and will, to the extent necessary to effectuate that effective date, grant waiver of our prior notice requirement.

     We disagree with NYSEG's contentions that the IA-2, TOA, and IFOA filings are premature because of uncertainty over LIPA's or NYSEG's continued ownership roles in NMP-2. LIPA has stated that it is pursuing the sale of its interest. Moreover, should the sales of these interests not occur, Niagara Mohawk and Nine Mile LLC will be required to revise their filed agreements accordingly.

     Whether or not Niagara Mohawk complied with the terms of the APA in filing the agreements is inapposite to our consideration of the agreements. The APA applies to the sale or transfer of generation assets, and not to interconnection service under the OATT.

     Because IA-2 is intended to govern the interconnection of the NMP-2 plant with Niagara Mohawk's transmission system, we find that Niagara Mohawk may make the filing that is at issue here. We recognized, in Tennessee Power Company,(9)
                                                     -----------------------
that interconnection service is an element of transmission service, and that the procedures for requesting interconnection service are governed by the OATT.
While  the  pro  forma  tariff  does  not  expressly  address  who  may  file an
            ---  -----
interconnection agreement, Section 15.3 of the pro forma tariff(10) does provide
                                               --- -----
that  a  transmission  provider  may  file  an  unexecuted


---------------------
     (9)  90  FERC  61,238 (2000).

     (10) Promoting Wholesale Competition Through Open Access Non-discriminatory Transmission Services by Public Utilities: Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Stats. & Regs., Regulations Preambles January 1991-June 1996 31,036 at 31,942, order on reh'g,
                                                                 --------------
Order No. 888-A, FERC Stats. and Regs., Regulations Preambles July 1996-December 2000 31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC 61,248 (1997),
                       ----------------
order  on  reh'g, Order No. 888-C, 82 FERC 61,046 (1998), aff'd in relevant part
----------------                                          ----------------------
sub  nom.  Transmission Access Policy Study Group, et  al. v. FERC, 225 F.3d 667
--------                                           --  --
(D.C.  Cir. 2000), cert. granted in part and denied in part, 121 S. Ct. 1185 and
                   ----------------------------------------
1188  (2001).

Docket  Nos. ER01-1986-000            -8-
        and  ER01-1987-000

service agreement containing terms and conditions for service that the transmission provider deems appropriate when the transmission provider and transmission customer do not reach agreement. Thus, as Niagara Mohawk is the owner of the transmission system to which NMP-2 will be interconnected, and consistent with the approach taken in Section 15.3 of the pro forma tariff, we find that Niagara Mohawk may make the filing that is at issue here. We recognize that IA-2 may not accurately reflect NYSEG's position should NYSEG not sell its interest in NMP-2. We will direct Niagara Mohawk to submit a timely filing, if necessary, to reflect NYSEG's continued ownership interest.

The  Commission  orders:
-----------------------

     (A) The agreements filed by Niagara Mohawk and Nine Mile LLC in these proceedings are hereby accepted for filing, effective on the date of closing.

     (B) Niagara Mohawk's and Nine Mile LLC's requests for waiver of the Commission's 60-day prior notice requirement to permit an effective date of the date of closing, are hereby granted as necessary.

     (C) Niagara Mohawk and Nine Mile LLC are hereby directed to advise the Commission of the date of closing within ten days of its occurrence.

     (D) Niagara Mohawk is hereby directed to submit a timely filing, if necessary, to reflect NYSEG's ownership interest in any of the agreements accepted by this Order.

By  the  Commission.

( S E A L )



                                  /s/ David  P.  Boergers
                                  David  P.  Boergers,
                                      Secretary.